Exhibit 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
John Wille — Vice President & CFO	John McNamara - General Information
201-337-9000	212-827-3771

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS 1ST QUARTER RESULTS

Oakland, N.J. — May 4, 2005 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its first quarter ended March 31, 2005.

Consolidated net sales in the first quarter of 2005 increased 7.6% to $70.7 million compared to $65.7 million in the first quarter of 2004. The increase in sales was attributable to the Company’s infant and juvenile segment, which has included sales of Kids Line LLC since its acquisition in the fourth quarter of 2004. Net sales in the gift segment decreased 26.2% to $37.9 million in the first quarter of 2005 compared to $51.4 million in the same period 2004. The Company attributes this decline to the same factors that have impacted its gift segment in recent periods, including continued softness in the independent retail sales channel. Net sales in the infant and juvenile segment increased from $12.3 million in the first quarter 2004 to $32.8 million in the first quarter 2005. This increase is comprised of $18.9 million of sales attributable to Kids Line and sales growth of 13.8% ($1.7 million) in Sassy Inc. Sales in the non-core segment decreased by $2.1 million due to the sale of Bright of America, Inc. effective August 2004

The consolidated net loss of $1.7 million or ($0.08) per diluted share in the quarter compares to net income of $0.4 million or $0.02 per diluted share for the first quarter of 2004. The net loss resulted primarily from lower sales and gross profit in the Company’s gift segment, higher interest expense, lower interest income and the sale of Bright of America effective August 2004, partially offset by increased sales and gross profit in the infant and juvenile segment and lower selling, general and administrative expense resulting from restructuring efforts in 2004.

Mr. Andy Gatto, President and Chief Executive Officer commented, “We remain pleased by the strong performance of our infant and juvenile segment. Our gift segment continues to offer challenges which we believe are being addressed through our previously announced product, sales channel and brand initiatives.” Mr. Gatto continued, “We are encouraged that our recent new product introductions in the gift segment’s baby and wedding categories were ranked #1 by Giftbeat magazine in its May 2005 issue. We believe that the retail acceptance of our new products in addition to the initiatives mentioned above, will ultimately lead to improved results.”

Management will hold a conference call at 10:00 a.m. ET on Thursday, May 5, 2005 to discuss its financial results. Individuals wishing to participate in the conference call should call 800-240-2134 or 303-262-2075. For interested individuals unable to join the call, a replay will be available through May 12, 2005 by dialing 800-405-2236, pass code 11030062. Interested parties are invited to listen to the call live over the Internet at http://www.viavid.net. A replay of the call will also be available for thirty days.

Russ Berrie and Company, Inc., a leader in the gift industry, and its wholly-owned subsidiaries, designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.   Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in Financing Agreement and other factors.

RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	THREE MONTHS ENDED MARCH 31,
	2005	2004

Net sales	$70,740	$65,713

Cost of Sales	39,344	32,610

Gross profit	31,396	33,103

Selling, general and administrative expense	30,685	34,441

Investment and other income(expense)-net	(3,451)	1,963

(Loss) income before (benefit) provision for income taxes	(2,740)	625

(Benefit) provision for income taxes	(1,018)	189

Net (loss) income	$(1,722)	$436

Net (loss) income per share:
Basic	$(0.08)	$0.02
Diluted	$(0.08)	$0.02

Weighted average shares:
Basic	20,824,475	20,684,000
Diluted	20,824,475	20,762,000

—MORE—

RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

 (Dollars in thousands)

	March 31, 2005	December 31, 2004	March 31, 2004

Cash, cash equiv., marketable securities and other investments	$41,646	$48,099	$239,424
Accounts receivable — net	64,198	75,722	63,476
Inventories — net	41,326	47,391	48,077
Other current assets	21,636	24,913	14,745
Property, plant and equipment and other assets	204,929	214,973	78,913
Total assets	$373,735	$411,098	$444,635

Current portion of long-term debt	$7,000	$25,250	$—
Other current liabilities	37,318	51,582	31,626
Deferred income taxes	—	—	328
Long-term debt excluding current portion	98,000	99,750	—
Total liabilities	142,318	176,582	31,954
Shareholders’ equity	231,417	234,516	412,681
Total liabilities and shareholders’ equity	$373,735	$411,098	$444,635

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